Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-99176 and 333-40967 on Form S-8 of our report on the financial statements and financial statement schedule of Finlay Enterprises, Inc. dated April 19, 2007, which expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, on January 29, 2006, and (2) the restatement of the fiscal 2005 and 2004 consolidated statement of operations to reflect discontinued operations, in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, and our report dated April 19, 2007, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Finlay Enterprises, Inc. for the fiscal year ended February 3, 2007.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 19, 2007